     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1998
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                                  H.T.E., INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


            FLORIDA                                             59-2133858
-------------------------------                           ----------------------
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                            Identification Number)


                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                     --------------------------------------
                    (Address of Principal Executive Offices)


                        EXECUTIVE STOCK OPTION AGREEMENT
                               -------------------
                            (Full title of the Plans)
                             -----------------------

                                DENNIS J. HARWARD
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                      -------------------------------------
                     (Name and address of agent for service)


                                 (407) 304-3235
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Sandra C. Gordon, Esq.
                             Greenberg Traurig, P.A.
                       111 North Orange Avenue, Suite 2050
                             Orlando, Florida 32801
                                 (407) 420-1000
                                 --------------


                         CALCULATION OF REGISTRATION FEE

                                                     Proposed maximum          Proposed
    Title of securities          Amount to be         offering price       maximum aggregate         Amount of
     to be registered           registered(1)         per share (2)       offering price (1)      registration fee
--------------------------------------------------------------------------------------------------------------------
Common stock,
  $.01 par value........        86,000 shares             $.906                 $77,916                 $22.99
--------------------------------------------------------------------------------------------------------------------

(1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2 Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h).

           PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.       PLAN INFORMATION.

         The document containing the information specified in Part I of Form S-8 will be sent or given to optionee under a Stock Option Agreement dated July 1, 1996 (the "Option Agreement") as specified by Rule 428(b) (1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Par II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.       REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to optionee pursuant to Rule 428(b) or additional information about the Option Agreement and its administrators are available without charge by contacting:

                                  H.T.E., Inc.
                           1000 Business Center Drive
                            Lake Mary, Florida 32746
                         Attention: Corporate Secretary
                                 (407) 304-3235


                                EXPLANATORY NOTE

         The Reoffer Prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of the shares of Common Stock (as hereinafter defined) of the Company acquired by the person named therein pursuant to the Option Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

REOFFER PROSPECTUS

                                  H.T.E., INC.

                   86,000 SHARES COMMON STOCK ($.01 PAR VALUE)

                   ISSUED PURSUANT TO A STOCK OPTION AGREEMENT

         This Reoffer Prospectus (the "Prospectus") is being used in connection with the reoffer or resale from time to time of up to 86,000 shares (the "Shares") of common stock, $.01 par value ("Common Stock") of H.T.E., Inc., a Florida corporation (the "Company" or "HTE") by Daniel E. Catan, an executive officer of the Company (named under the caption and hereafter referred to as "Selling Shareholder") who may acquire the Shares pursuant to a stock option agreement between the Selling Shareholder and the Company dated July 1, 1996 (the "Option Agreement").

         THE SELLING SHAREHOLDER IS SUBJECT TO A LOCK-UP AGREEMENT UNDER WHICH HE MAY NOT SELL ANY OF THE SHARES UNTIL JANUARY 1999; HOWEVER, AFTER EXPIRATION OF THE LOCK-UP, THERE IS NO ASSURANCE THAT THE SELLING SHAREHOLDER WILL SELL ANY OR ALL OF THE SHARES.

         Upon expiration of the lock-up agreement, the Selling Shareholder may sell the Shares from time to time in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market ("Nasdaq NMS"), in sales occurring in the public market off the Nasdaq NMS, in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices or at fixed prices, which may be changed. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Shareholder or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts, fees or commissions from the Selling Shareholder and/or the purchasers of such Shares for whom they may act as broker or agent (which discounts, fees or commissions may be in excess of those customary in the type of transaction involved). However, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may be sold under Rule 144 rather than pursuant to this Prospectus.

         All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other selling expenses incurred by the Selling Shareholder will be borne by such Selling Shareholder. The Shares are being sold by the Selling Shareholder acting as principal for his own account. The Company will not be entitled to any of the proceeds from such sales, although the Company will receive payment upon exercise of options under which Shares are acquired for cash by the Selling Shareholder.

         The Selling Shareholder and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Common Stock is traded on the Nasdaq NMS under the symbol "HTEI." On August 17, 1998, the closing price of the Common Stock as reported on the Nasdaq NMS was $12.50 per share.

                              --------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 26, 1998.

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVER OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                     - - - - - - - - - - - - - - - - - - - -

                                TABLE OF CONTENTS

                                                                                                               Page
Available Information.............................................................................................3
Incorporation Of Certain Documents By Reference...................................................................4
The Company.......................................................................................................5
Risk Factors......................................................................................................8
Use Of Proceeds..................................................................................................14
Selling Shareholder..............................................................................................14
Plan Of Distribution.............................................................................................14
Legal Matters....................................................................................................15
Experts..........................................................................................................15
Special Note Regarding Forward-Looking Statements................................................................15


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

         The registration statement described above, its exhibits, and the reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Commission's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed at the Commission's home page or the Internet at http:/www.sec.gov. The Common Stock is listed on the Nasdaq NMS, and reports, proxy statements, and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's annual report on Form 10-K for the fiscal year ended December 31,1997;

         2. The Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and the six months ended June 30, 1998;

         3. All Current Reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, consisting of the Company's Current Reports on Form 8-K filed February 12, 1998, June 12, 1998 and amendment thereto filed on June 24, 1998, and August 19, 1998;

         4. The Company's Definitive Proxy Statement for the 1998 Annual Shareholder's Meeting filed April 17, 1998 pursuant to Section 14 of the Exchange Act; and

         5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A and any amendments to such descriptions in such Registration Statement.

         In addition, all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by referenced into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Investors Relations, H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32746, telephone number (407) 304-3235.

                                   THE COMPANY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

         The Company develops, markets, implements and supports fully integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments and other municipal agencies and for public and private utilities. For over 16 years, the Company has strategically focused on providing software applications exclusively to public sector organizations and utilities, and therefore has established itself as a leading provider of software solutions to those markets. HTE's fully integrated enterprise-wide software applications are designed to fulfill the specific functional requirements of the public sector marketplace, such as improvement of delivery of services, reduction of costs, enhancement of revenue collection, operation within budgetary constraints, compliance with government regulations and improvement of overall operating efficiencies. The Company's Total Enterprise Solution currently includes more than 50 applications addressing five functional areas: financial management, community services, public safety and justice, education and utility management. The Company's products operate as integrated suites or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training, and the provision and configuration of hardware systems.

         The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. Like many private sector businesses, public sector organizations are facing increasing pressure to improve delivery of services while striving to control and reduce costs and generate additional revenues. In response, public sector organizations are employing information technology ("IT") solutions in an effort to streamline and automate administrative processes, improve timeliness and quality of services and generally enhance operating efficiencies. In 1996, state and local government agencies spent approximately $34.5 billion on IT and related products, which is expected to grow to $45.0 billion by 2001 according to G2 Research, Inc. The estimated total for 2001 includes approximately $8.0 billion for software, $12.3 billion for external services and $8.4 billion for hardware. Certain IT issues facing state and local governments also impact utilities, many of which are owned by municipalities. Consequently, utilities are under pressure to retain their customer bases and focus their efforts on enhancing service levels, improving operating practices and reducing costs. However, current software solutions have not been able to meet the needs of public sector organizations because they are typically not enterprise-wide, do not share information among various public sector departments and are not designed specifically for use by public sector organizations. As public sector organizations reengineer their practices and strive to become more efficient, they seek comprehensive, fully-functional solutions from a single source which enable them to meet their particular needs.

         Historically, local governments and utility companies utilized computerized operations management systems principally based on mainframe and mini-computers running customized proprietary software. These legacy systems have a limited ability to operate with other software applications, systems and resources and are often difficult and expensive to maintain, upgrade and modify. Budget constraints and other factors have caused public sector organizations to lag private sector companies in the adoption of newer, open-architecture client/server systems. However, the need to integrate mission-critical functions is now driving these organizations to replace their legacy systems and more recently acquired point solutions with more technologically advanced, integrated and complete software solutions.

         HTE offers fully integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector organizations. The applications in the Financial Management System are based on government fund accounting and provide integrated financial management functions including general ledger, budgeting, purchasing and asset management. The Community Services System provides a centralized land and location database solution which expedites access to property data, building permits, planning and zoning processes, business license information, property appraisals and assessments, and tax and billing collections. The Public Safety and Justice System offers a complete solution from dispatch to adjudication through an integrated suite of applications which provides immediate field access to vital information. The Utility Management System facilitates electric, water, gas and other utility services by automating tasks such as customer location maintenance, meter reading maintenance, bill processing, delinquencies, penalties, refunds and write-offs. The Education System provides integrated financial management functions and scheduling functions for school districts (grades K through 12). All of the Company's applications are designed to work together seamlessly and allow users to share functions and eliminate redundant data and repetitive tasks.

         As part of HTE's strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including maintenance, system planning and implementation, project management, education and training, the provision and configuration of hardware systems, and custom applications analysis, design and development. The Company's focus on the public sector and utility markets has allowed it to develop significant expertise regarding public sector organizations and to design comprehensive solutions that address the specific needs of these organizations. The Company markets and sells its products primarily through a direct sales force operating out of various locations. As of June 30, 1998, the Company had more than 1,600 customers in the U.S., Caribbean, United Kingdom and Canada, including installations in all 50 states.

         The Company's objective is to be the leading provider of enterprise-wide IT solutions to the public sector and utility markets. The Company seeks to accomplish this objective by: (i) promoting integrated enterprise-wide solutions thereby enabling it to sell additional products to customers who have only a few of the Company's applications or who prefer products which may be easily integrated with other applications in the future;
(ii) capitalizing on its public sector and utilities expertise to enhance sales in existing markets and expanding into new market segments, such as foreign governments and educational institutions; (iii) aggressively pursuing acquisition opportunities in the highly fragmented public sector vendor market;
(iv) continuing to develop new applications and incorporate new product functionality into business solutions that can operate effectively regardless of the customer's platform preference; and (v) increasing market penetration and expanding its geographic markets by increasing the size of its sales force and augmenting its collaborative relationships with customers.

RECENT ACQUISITIONS

         In December 1997, the Company purchased the assets of Kb Systems, Inc. ("Kb") for $400,000 in cash and the payment of a continuing royalty on license fees over a five-year period. For its fiscal year ended June 30, 1997, Kb had revenues of approximately $1.4 million. As of the date of the acquisition, Kb had approximately 150 customers. The Kb software applications have enabled the Company to expand its penetration into governmental tax departments by adding property appraisal and assessment applications to its traditional tax billing and collection capability.

         In January 1998, the Company purchased the assets of JALAN, Inc. ("JALAN") for approximately $1.7 million in cash. For its fiscal year ended September 30, 1997, JALAN had revenues of approximately $2.5 million. As of the date of the acquisition, JALAN had 18 employees and approximately 120 customers in 32 states. The JALAN software applications track inmate information for jails, case status for courts, defendant case information for district attorneys' and public defenders' offices, civil papers for sheriff departments, case information for the probation system and claims for victim compensation.

         In April 1998, the Company completed a pooling of interests acquisition of Phoenix Systems, LLC ("Phoenix") for 272,036 shares of Common Stock valued at $3.0 million on or about the closing date. As of the date of the acquisition, Phoenix had 22 employees and approximately 70 customers. The Phoenix software applications encompass a complete suite of integrated Windows NT software products targeted towards financial management and student administration for school districts (grades K through 12).

         In June 1998, the Company completed a pooling of interests acquisition of UCS, Inc., ("UCS") for 1,120,000 shares of Common Stock valued at $15.0 million as of the April 1998 agreement valuation date. For its fiscal year ended December 31, 1997, UCS had revenues of approximately $10.0 million. As of the date of the acquisition, UCS had approximately 130 employees in its Ft. Lauderdale, Florida, Golden, Colorado and Vienna, Virginia offices and more than 200 customers throughout the United States. UCS is a leading mobile work force automation provider of field-based reporting software. UCS's products and services are utilized by federal, state, county and city government agencies, as well as police and fire departments. UCS mobile data software enables law enforcement officials to utilize HTE software through the entire criminal justice process -- from the first point of contact with a suspect in the field through the judicial system and throughout the incarceration period.

         In July 1998, the Company entered into a letter of intent to acquire the assets of Vanguard Management & Information Systems, Inc. ("Vanguard") for $400,000 in cash and the payment of continuing royalties over a five-year period. Subject to completion of due diligence and the execution of a definitive purchase agreement, the acquisition is expected to close in the quarter ending September 30, 1998. Vanguard provides professional management services and software applications to trial courts and other judicial agencies. The Company expects the acquisition to expand its justice system product line, enhance its UNIX client/server offerings, and permit it to respond to proposals for large scale court administration systems.

         Over the past five years, the Company has supplemented its internal growth with nine acquisitions, four of which have occurred since June 1997. The Company intends to continue its growth strategy and expects growth from acquisitions to complement internally generated growth. The Company views acquisitions as a means of acquiring technology and industry expertise, thereby expanding the variety of enterprise-wide software applications the Company offers for sale and servicing, broadening its customer base and expanding internationally. The Company believes that the public sector application vendor market is highly fragmented with many small point solution companies and that the industry is currently entering a period of consolidation. The Company intends to pursue acquisition opportunities which accomplish its objective of becoming the leading provider of enterprise-wide IT solutions to the public sector.

         The Company's principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746 and its telephone number is (407) 304-3235.

                                  RISK FACTORS

         IN CONSIDERING MATTERS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 15 OF THIS PROSPECTUS.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         The Company's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors, including the budgeting and purchasing practices of its customers, the length of customer evaluation processes for the Company's solutions and the timing of customer system conversions. Because a substantial portion of revenues may not be generated until the end of each quarter, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. In addition, the Company's expense levels are based, in significant part, on the Company's expectations of future revenues and are therefore relatively fixed in the short term. If revenues fall below expectations, net income is likely to be adversely affected. These factors can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

RISKS ASSOCIATED WITH PUBLIC SECTOR MARKET

         Substantially all of the Company's revenues to date have been attributable to sales of software and services rendered to state, county and city governments, other municipal agencies and publicly owned utilities. The Company expects that sales to public sector customers will continue to account for substantially all of the Company's revenues in the future. The sales cycle associated with the purchase of the Company's products is typically complex, lengthy and subject to a number of significant risks, including customers' budgetary constraints and governmental acceptance reviews over which the Company has little or no control.

         For each contract with a public sector customer, the Company is typically subject to a protracted procurement process. The process can include a detailed written response to the demonstrations, the design of software that addresses customer-specified needs, the integration of Company and third party products, political influences, award protests initiated by unsuccessful bidders and changes in budgets or appropriations which are beyond the Company's control. Contracts with public sector customers are typically subject to procurement policies which may be onerous and may include profit limitations and rights of the agency to terminate for convenience or if funds are unavailable. Some public sector customers require liquidated damages for defective products and/or for delays or interruptions caused by system failures. Payments under some public sector contracts are subject to achieving implementation milestones, and the Company has had, and may in the future have, differences with customers as to whether milestones have been achieved.

         Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could adversely affect the Company by increasing costs to the Company of competing for sales or by impacting the Company's ability to perform government contracts. Any violation (intentional or otherwise) of these regulations could result in the imposition of fines, and/or debarment from award of additional government contracts which could have a material adverse effect on the Company.

MANAGEMENT OF GROWTH

         As a result of both acquisitions and successful operations, the Company has recently experienced a period of significant revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth has resulted in new and increased responsibility for management personnel and has placed additional demands upon the Company's operational, administrative and financial resources. To accommodate recent growth, compete effectively and manage potential future growth, the Company must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage its staff. These demands will require the addition of new management and other qualified personnel. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations or to integrate successfully operations and personnel of acquired entities. Any failure to implement and improve the Company's operational, financial and management systems, to integrate operations of acquired businesses or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition.

ABILITY TO RETAIN AND ATTRACT PERSONNEL

         The Company's continued success will depend upon the availability and performance of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its continued success will depend in large part upon its ability to attract and retain such personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE

         The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. The market for the Company's products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result, the Company's future success will depend, in part, upon its ability to continue to enhance existing products and develop and introduce in a timely manner or acquire new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products, capabilities or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive. If the Company is unable to develop or acquire on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition may be materially adversely affected.

RISKS ASSOCIATED WITH ACQUISITIONS

         A fundamental element of the Company's strategy is to grow through acquisitions. As part of its growth strategy, the Company evaluates the acquisition of other companies, assets or product lines that would complement or expand its business in attractive geographic or service markets or that would broaden its customer relationships. There can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. The success of any completed acquisition will depend in large measure on the Company's ability to integrate the operations of the acquired business with those of the Company and otherwise to maintain and improve the results of operations of the acquired business. Acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company conducts due diligence reviews of potential acquisition candidates, the Company may not identify all material liabilities or risks related to acquisition candidates.

         The Company may elect to finance acquisitions with the proceeds of the Offering, as well as with possible debt financing or through the issuance of equity securities, or any combination of the foregoing. There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of stock, shareholders of the Company could suffer dilution of their interests in the Company. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company, which would reduce future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as write-offs or write-downs of acquired research and development costs, which could have a material adverse effect on the Company's results of operations for the accounting period in which such charges are incurred.

COMPETITION

         The Company believes it is a leading provider of integrated enterprise-wide solutions for the public sector and utility markets. However, the Company faces competition from a variety of software vendors that offer products and services similar to those offered by the Company, and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than the Company. The Company also competes with in-house IT staffs.

         The Company believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. The Company competes from time to time with (i) the consulting divisions of national and regional accounting firms; (ii) companies which focus on selected segments of the public sector and utilities markets including PeopleSoft, Inc., Systems & Computer Technology Corp. and J.D. Edwards & Company, Inc.; and (iii) a significant number of smaller private companies. There can be no assurance that such competitors will not develop products or offer services that are superior to the Company's products or services or that achieve greater market acceptance.

         The Company could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require the Company to reduce the price of its software licenses and related services. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

DEPENDENCE ON KEY SUPPLIERS AND STRATEGIC RELATIONSHIPS

         The Company purchases certain key components of its products, including the adapter code and certain application development tools, from single or limited source suppliers. For certain of these components, there are relatively few suppliers. The Company currently has relatively few agreements that would assure delivery of such components from such suppliers. Generally, these contracts are terminable by either party upon 60 to 90 days notice. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished or could involve significant additional costs. The ability of any of the Company's suppliers to provide functional components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for components at a reasonable cost, could adversely affect the Company's business, financial condition and results of operations. The Company's success also depends in part upon its alliances and relationships with leading hardware and software vendors. A change in these relationships could have a material adverse effect on its results of operations and financial condition while the Company seeks to establish alternative relationships. In addition, substantially all of the Company's hardware revenues are derived from the sale of IBM AS/400 systems in connection with the Company's remarketer arrangements with IBM. Any change in this relationship could have an adverse effect on the Company's financial performance. The Company may need to establish additional alliances and relationships in order to keep pace with changes in technology and there can be no assurance such additional alliances will be established.

         The Company relies primarily on distribution channels for sales of its recently acquired line of field-based reporting software products. The Company has established strategic marketing alliances with several large vendors for these products. Other businesses that the Company may acquire in the future may also sell their products primarily through similar marketing alliances or other collaborative relationships. The maintenance of those alliances and the establishment of additional alliances may be necessary for increased market penetration for such products. Certain of the Company's competitors may have already established such alliances with desired vendors who, as a result, may have limited interests in creating alliances with the Company. There can be no assurance that the Company will be able to negotiate any additional strategic relationships, that such additional relationships will be available to the Company on acceptable terms or that any such relationships, if established, will be commercially successful. Failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF SOFTWARE DEFECTS AND PRODUCT LIABILITY

         Software products as complex as those developed by the Company may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that material defects and errors will not be found after commencement of product shipments. Any such defects could result in loss of revenues or delay market acceptance.

         The Company markets complex, mission-critical, enterprise-wide applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or judicial decisions. Although the Company has not experienced any significant product liability claims to date, the sale and support of software by the Company may entail the risk of such claims, which may be substantial. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE

         The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. The Company owns no patents and, under existing copyright laws, has only limited protection for its intellectual property. The Company believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and timeliness and quality of support services.

         The Company provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes enterprise-wide licenses available for select applications. Although the Company currently provides object code to its customers and not source code, the Company historically provided source code to its customers for several products. The Company has escrowed and continues to escrow its source code for the benefit of all customers. A misappropriation or other misuse of the Company's intellectual property, including source codes previously delivered to customers, could have an adverse effect on the Company. Further, there can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, diversion of management's attention and cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. The Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries.

YEAR 2000 COMPLIANCE

         Many installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many organizations may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems. The Company believes that the current versions of its products are Year 2000 compliant. The Company regularly runs regression tests on its software, including tests of the Year 2000 rollover. Based on the above, it is not expected that the Company's products will be adversely affected by date changes in the year 2000. However, there can be no assurance that the Company's products contain and will contain all features and functionality considered necessary by customers, distributors, resellers and systems integrators to be Year 2000 compliant. Notwithstanding that the Company regularly provides free software upgrades to its customers and that recent upgrades are Year 2000 compliant, certain customers of the Company may still be running earlier, noncompliant versions of the Company's products. The Company is in the process of informing customers of the need to migrate to current products that management believes are Year 2000 compliant. Although the Company believes that the information systems of its major vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major vendors as they relate to the Company's business, or that any such impact of a major vendor's information system would not have a material adverse effect on the Company. The Company has no contingency plan as such, however the Company believes it should be able to identify alternative vendors if the need arises. The Company anticipates that generally throughout the software industry substantial litigation may be brought against software vendors of non-compliant operating environments. Any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

         The Company has sold products to customers in Canada, the Caribbean, and the United Kingdom. Management expects to augment its presence in international markets. Accordingly, the Company's business, and its ability to expand its operations internationally, is subject to the risks inherent in international business activities, including, in particular, greater difficulty in safeguarding its intellectual property, general economic and political conditions in each country, foreign currency exchange rate fluctuations, overlap of different tax structures, difficulty in staffing and managing an organization spread over various countries (should the Company elect to establish a presence in international markets rather than through independent sales representatives), unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. Any of the foregoing factors could have a material adverse effect on the Company's ability to expand its international sales. In addition, the Company must translate its software into foreign languages. To the extent that the Company is unable to accomplish such translations in a timely manner, the Company's ability to further penetrate international markets would be adversely affected. The deeper exposure to international markets creates new areas with which the Company is not familiar and places the Company in competition with new vendors. There is no assurance the Company will be successful in its efforts to compete in these international markets.

         If the Company significantly expands its international business, it anticipates that it will hedge exchange rate movements on either side of a locked-in spot rate for movements within certain ranges on dollar-foreign currency rates. Changes in the value of foreign currencies relative to the dollar beyond the ranges hedged by the Company could affect its financial condition and results of operations, and gains and losses on currency translations could contribute to fluctuations in the Company's results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

         The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that such litigation will not occur in the future with respect to the Company; such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition.

ABSENCE OF CASH DIVIDENDS

         The Company has not paid cash dividends on its Common Stock in the past. The Company presently intends to retain earnings for its business and does not anticipate paying any cash dividends in the foreseeable future.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTI-TAKEOVER EFFECTS

         Certain provisions of Florida law and the Company's Articles of Incorporation, as amended ("Amended Articles"), may deter or frustrate a takeover attempt of the Company that a shareholder might consider in its best interest. The Company is subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares." In addition, certain provisions of the Company's Amended Articles or Bylaws, among other things, provide that (i) any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year, (iii) any special meeting of the shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, (iv) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings, and (v) the Company's Board of Directors be divided into three classes, each of which serves for different three-year periods. In addition, the Company will be authorized to issue additional shares of Common Stock and up to five million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of additional shares of Common Stock or new shares of Preferred Stock could also be used as an anti-takeover device.

                                 USE OF PROCEEDS

         This Prospectus relates to shares of Common Stock being offered and sold for the account of the Selling Shareholder. The Company will not receive any proceeds from the sale of the Common Stock but will pay all expenses related to the registration of the shares.

                               SELLING SHAREHOLDER

         The Selling Shareholder whose Shares are covered by this Prospectus ("Selling Shareholder") is a current executive officer of the Company. The following table shows the name of the Selling Shareholder and the position he has held with the Company during the past three years, the number of shares of the Company's Common Stock that he beneficially owned as of July 31, 1998, the number of shares of Common Stock covered by this Prospectus, and the number of shares of Common Stock the Selling Shareholder will hold if he sells all of the Shares offered by this Prospectus.

    Selling                  Position with           Beneficial Ownership          Shares         Beneficial Ownership
  Shareholder                 the Company               Before Offering          Offered(2)         After Offering(3)
  -----------                -------------           --------------------        ----------       --------------------
Daniel E. Catan         Vice President and Chief           122,028(1)              86,000                36,028
                        Marketing Officer since
                        July 1996

---------------------
(1) Includes 121,200 shares of Common Stock that may be acquired within 60 days from the date of this Prospectus upon exercise of stock options, of which 20,000 shares are subject to a registration statement on Form S-3 filed with the Commission on August 13, 1998.

(2) Under the terms of a lock-up agreement, the Selling Shareholder may not sell the Shares until January 1999. There is no assurance that the Selling Shareholder will sell any or all of the Shares offered hereunder.

(3) The Selling Shareholder will beneficially own less than 1% of the outstanding Common Stock after any sales under this Prospectus.


                              PLAN OF DISTRIBUTION

         Since the Selling Shareholder may from time to time offer all or part of the Shares which he may hold upon exercise of options, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Shares to be offered for sale by the Selling Shareholder.

         The Selling Shareholder may sell or distribute some or all of the Shares offered by this Prospectus from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on the Nasdaq NMS, in sales occurring in the public market off the Nasdaq NMS, in privately negotiated transactions (including sales pursuant to pledges) or in a combination of such transactions. Such transactions may be effected by the Selling Shareholder at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Some or all of the Shares may be sold through brokers acting on behalf of the Selling Shareholder or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts, fees or commissions from the Selling Shareholder and/or the purchasers of such Shares for whom they may act as broker or agent. Such discounts, concessions or commissions as to a particular broker, dealer or agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholder, or by other persons acquiring Shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholder. All of the foregoing may affect the marketing of the Common Stock.

         The Selling Shareholder and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Share by them and any discounts or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., Orlando, Florida.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, with respect to the Company's business, financial condition and results of operations. When used in this Prospectus, the words "may," "will," "intends," "plans," "expects," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements. The forward-looking statements included herein are subject to risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof filed with the Securities and Exchange Commission as indicated:

         (a) the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1997;

         (b) the Registrant's Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and the six months ended June
              30, 1998;

         (c) all Current Reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, consisting of the Registrant's Current Reports on Form 8-K filed February 12, 1998, June 12, 1998 and amendment thereto on June 24, 1998, and August 19, 1998;

         (d) the Registrant's proxy statement for the 1998 Annual Shareholder's Meeting filed April 17, 1998 pursuant to Section 14 of the Exchange Act; and

         (e) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A and any amendments to such descriptions in such Registration Statement.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS

         See Exhibit Index on Page II-5 hereto.

ITEM 9.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida on August 25, 1998.

                                             H.T.E., Inc.

                                             By: /s/ Dennis J. Harward
                                             -----------------------------------
                                             Dennis J. Harward
                                             Chairman of the Board, President
                                             and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis J. Harward and L. A. Gornto, Jr., and each of them, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to sign any additional Registration Statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 25, 1998 by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                         TITLE
                ---------                                         -----

        /s/ Dennis J. Harward
-------------------------------------      Chairman of the Board, President, Chief Executive
            Dennis J. Harward              Officer (principal executive officer)

        /s/ Jack L. Harward
-------------------------------------      Executive Vice President and Director
            Jack L. Harward

        /s/ O. F. Ramos
-------------------------------------      Executive Vice President and
            O. F. Ramos                    Director

        /s/ Susan D. Falotico
-------------------------------------      Vice President, Chief Financial Officer (principal
            Susan D. Falotico              financial officer)

        /s/ Bernard B. Markey
-------------------------------------      Director
            Bernard B. Markey

        /s/ Raymond Ambrose
-------------------------------------      Director
            Raymond Ambrose

                                  EXHIBIT INDEX

       EXHIBIT                                   DESCRIPTION
       NUMBER                                    -----------
       ------
          4.1      Stock Option Agreement between the Company and Daniel E.
                   Catan, dated July 1, 1996(1)

          5.1      Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel,
                   P.A.

         23.1      Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel,
                   P.A. (contained in its opinion filed as Exhibit 5.1 hereto).

         23.2      Consent of Arthur Andersen LLP.

         23.3      Consent of PricewaterhouseCoopers LLP.

         24.1 Power of Attorney is included in the Signatures section of this Registration Statement.






(1) Incorporated by reference to Exhibit 10.3 filed with Amendment No. 1 to Registrant's Registration Statement on Form S-1 (Registration No. 333-22637).